EXHIBIT 99.1

NEWS RELEASE

FOR RELEASE: IMMEDIATE

GATX CORPORATION REPORTS 2004 THIRD QUARTER RESULTS

     CHICAGO, October 28 — GATX Corporation (NYSE:GMT) today announced its 2004 third quarter results. Per share results for the third quarter and nine months ending September 30 are summarized below:

	Three Months Ended		Nine Months Ended
	September 30		September 30
Per Diluted Share	2004	2003	2004	2003
Income from Continuing Operations	$.92	$.43	$1.72	$.80
Income from Discontinued Operations	(.14)	.03	.20	.20

Total	$.78	$.46	$1.92	$1.00

     The 2004 third quarter income from continuing operations includes $.53 per diluted share of income from an insurance recovery on previously expensed litigation-related charges. The 2003 third quarter income from continuing operations includes $.13 per diluted share of income from an insurance recovery on the same litigation-related charges.

     Income from continuing operations for the nine-month period ended September 30, 2004 includes $.57 per diluted share of income from insurance recoveries. Income from continuing operations for the first nine months of 2003 includes income of $.20 per diluted share related to insurance recoveries as well as air impairments and charges totaling $.14 per diluted share.

     In the second quarter of 2004, GATX completed the sale of substantially all of its technology leasing assets. Therefore, the technology leasing segment is reported as a discontinued operation and prior periods have been restated to conform to the current presentation.

     Core markets showed continued improvement in the third quarter of 2004:

•	North American fleet utilization at GATX Rail increased to 97%, up from 96% in the previous quarter. GATX Rail added 1,000 cars to the fleet during the third quarter through new car additions and portfolio acquisitions. Lease renewal rates on many car types showed continued improvement over rates on expiring leases.

•	GATX Air reached 100% utilization on its owned fleet. All aircraft scheduled for lease renewal and all new aircraft deliveries in 2004 have been placed.

•	Investment volume in continuing operations totaled $148 million in the 2004 third quarter and $517 million year to date, compared to $82 million and $439 million, respectively, in the prior year periods. Investment in 2004 has been primarily in the rail segment, as GATX Rail has been taking delivery of new cars and successfully pursuing secondary market railcar acquisitions.

•	Overall credit quality has continued to improve. There were recoveries of previously reserved transactions and charge-offs remained at low levels compared to recent years.

     Ronald H. Zech, chairman and chief executive officer of GATX, stated, “Our third quarter results reflect the ongoing recovery in our core markets. The improving rail market, as shown in industry data such as increased rail traffic and new car order backlogs, is positively affecting our business. Our North American fleet utilization and active car counts continued to increase, and the improving lease rate environment is spreading to a larger number of car types. As we have mentioned in the past, these positive developments will take time to work through to our bottom line, due to the gradual rollover of the fleet and higher maintenance costs associated with increased fleet activity. However, the improving market trends of recent quarters continue.

     “In our Air business, lease rates are improving, particularly on the newer, narrowbody aircraft, as there is better relative demand for these assets. However, the air industry remains under pressure, particularly with extremely high jet fuel prices and the onset of the slower winter travel season presenting serious challenges for carriers and increasing the potential for credit losses and asset impairments in the air portfolio.

     “The positive performance of our Specialty business continues to be driven by a combination of a stronger overall credit environment, fee income from asset management activities, remarketing opportunities on owned assets, and strong performance at certain joint ventures, particularly in the marine sector.”

     Mr. Zech concluded, “Based on results year to date, and considering conditions in our core markets, we now expect that 2004 income from continuing operations will be in the range of $2.20 per diluted share. As we mentioned last quarter, our 2004 expectation for income from continuing operations includes approximately $.90 per diluted share of income from non-operating events in 2004, $.57 per diluted share of which has already occurred through insurance recoveries.”

     This outlook could potentially be affected by items such as: the impact from the possible sale of GATX-owned property in Staten Island; air-related impairments or charges; and the dilutive effect on earnings per share resulting from the implementation of the fourth quarter accounting rule change related to contingent convertible securities.

GATX RAIL

     GATX Rail reported net income of $13.2 million in the 2004 third quarter compared to $15.2 million in the prior year period, lower primarily due to higher maintenance expense. For the nine-month period, 2004 net income was $44.6 million compared to $41.0 million in the prior year.

     GATX Rail’s North American fleet totaled 107,000 cars and utilization of this fleet was 97% at the end of the third quarter, up from 96% at the end of the second quarter and 93% at the end of 2003. The increase in utilization primarily reflects the addition of active cars to the fleet through new deliveries and fleet acquisitions, moving cars from idle to active service, and continued car scrapping.

     GATX Rail added nearly 4,800 cars to its fleet year to date, through new car and secondary market acquisitions, compared to 806 cars during the same period in 2003, reflecting increasingly attractive investment opportunities. Year-to-date investment volume at GATX Rail reached $330 million versus $123 million in the prior year.

     Maintenance expenses in 2004 remain higher than 2003 levels, due to a number of factors including costs associated with removing cars from idle inventory and preparing them for active service, and more costly types of repairs performed in 2004 versus 2003.

     Order backlogs at railcar manufacturers, an indicator of future demand for new railcars, continued to climb and surpassed 60,000 cars for the first time since early 1999. North American manufacturing capacity utilization, as reported by the Federal Reserve, was 77%, flat with the prior quarter but up from 75% in the prior year period. Rail carloadings, excluding intermodal, are up 3% year over year and industry-wide chemical shipments have increased 5% in the first nine months of 2004 versus the prior year period.

GATX AIR

     GATX Air reported third quarter net income of $5.0 million compared to net income of $3.4 million in the prior year period. For the nine-month period, 2004 net income was $9.6 million compared to $1.0 million in the prior year period. The 2003 nine-month results include an aggregate negative effect of $5.9 million after-tax related to the net write-down and sale of an Air Canada unsecured note.

     Third quarter results benefited from the sale of three aircraft from the owned portfolio and strong income from our engine leasing joint venture with Rolls-Royce. As the air market improves, GATX Air is taking advantage from time to time of selective opportunities to both sell and buy assets in the secondary market. Year-to-date investment volume in air was $165 million, reflecting deliveries of three new aircraft and select secondary market acquisitions.

     Utilization was at 100% and lease rates on certain aircraft types have shown signs of a gradual recovery. All three 2004 scheduled new deliveries have been placed with customers. In addition, all of GATX Air’s original schedule of 15 aircraft renewals in 2004 have been renewed or assigned to new customers. While traffic patterns improved during the summer season, carrier performance remains weak and will be closely monitored for the impact of high jet fuel prices and the more challenging winter season.

     Regarding the air sector, an updated slide presentation outlining portfolio data is available at www.gatx.com.

GATX SPECIALTY FINANCE

     GATX Specialty Finance reported net income of $6.4 million in the 2004 third quarter compared to $9.0 million in the prior year period. For the nine-month period, 2004 net income was $31.4 million compared to $26.7 million in the prior year period. The 2004 results have been driven by an improved credit environment, lower impairment charges, and higher remarketing income compared to the prior year periods.

     The Specialty portfolio currently consists of $510 million of owned assets and a third-party managed portfolio totaling $778 million. The venture assets continue to run off as planned, with approximately $60 million of assets remaining at the end of the third quarter. Following the run-off of the venture assets, which should be completed by mid-2005, the pace of asset decline in the Specialty portfolio is expected to slow. GATX is selectively pursuing new investments in Specialty, particularly in the marine area.

DISCONTINUED OPERATIONS

     In the second quarter 2004, GATX completed the sale of substantially all of its technology leasing assets. The technology leasing segment is accounted for as a discontinued operation. In the third quarter 2004, GATX recorded sale-related expenses of $7.5 million after-tax primarily related to lease termination costs and severance.

CREDIT STATISTICS

     Credit statistics from prior periods have been restated to exclude GATX’s technology segment, due to the reclassification of this segment as a discontinued operation.

     Recoveries in the 2004 third quarter exceeded charge-offs and impairments. Net charge-offs and impairments in the 2003 third quarter totaled $7.2 million, or 0.4% of average total assets on an annualized basis.

     Non-performing leases and loans at the end of the 2004 third quarter totaled $58.6 million compared to $135.1 million in the prior year period and $76.1 million at the end of 2003. The decline in non-performing leases and loans primarily reflects improvements in overall portfolio quality in the third quarter.

COMPANY DESCRIPTION

     GATX Corporation (NYSE: GMT) is a specialized finance and leasing company combining asset knowledge and services, structuring expertise, partnering, and capital to provide business solutions to customers and partners worldwide. GATX specializes in railcar, locomotive, and aircraft operating leasing.

TELECONFERENCE INFORMATION

GATX Corporation will host a teleconference to discuss 2004 third quarter results. Teleconference details are as follows:

Thursday, October 28th
11:00 AM Eastern Time
Domestic Dial-In:          1-800-706-6082
International Dial-In:     1-706-634-7421
Replay: 1-800-642-1687 / Access Code: 1430116

Call in details and real-time audio access are available at www.gatx.com. Please access the call 15 minutes prior to the start time. Following the call, a replay will be available on the same site.

UPDATE ON AIR PORTFOLIO

GATX Corporation has updated its Air portfolio presentation, and the slides are currently available at www.gatx.com or by calling the GATX Investor Relations Department.

FORWARD-LOOKING STATEMENTS

Certain statements within this document may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These statements are identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” or “project” and similar expressions. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Risks and uncertainties include, but are not limited to, general economic conditions; aircraft and railcar lease rate and utilization levels; conditions in the capital markets and the potential for a downgrade in GATX’s or GATX Financial Corp.’s credit rating, either of which could have an effect on the Company’s borrowing costs or ability to access the markets for commercial paper or secured and unsecured debt; dynamics affecting customers within the chemical, petroleum and food industries; regulatory rulings that may impact the economic value of assets; competitors in the rail and air markets who may have access to capital at lower costs than GATX; additional potential write-downs and/or provisions within GATX’s portfolio; impaired asset charges; and general market conditions in the rail, air, technology, venture, and other large-ticket industries.

FOR FURTHER INFORMATION CONTACT:
GATX Corporation:	Robert C. Lyons	312-621-6633
	Rhonda S. Johnson	415-955-3211

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.

—Tabular Follows—

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Gross Income
Lease income	$200.2	$193.0	$583.9	$577.2
Marine operating revenue	36.2	27.3	76.2	57.0
Interest income	2.9	9.0	15.3	30.6
Asset remarketing income	5.1	6.5	32.2	23.9
Gain on sale of securities	.2	5.8	3.4	6.3
Fees	5.7	3.7	13.9	14.2
Other	59.9	30.6	96.4	66.1

Revenues	310.2	275.9	821.3	775.3
Share of affiliates’ earnings	17.2	16.7	51.2	55.6

Total Gross Income	327.4	292.6	872.5	830.9

Ownership Costs
Depreciation	48.8	46.9	142.2	139.6
Interest, net	41.5	42.2	119.9	134.6
Operating lease expense	45.0	45.1	135.8	137.3

Total Ownership Costs	135.3	134.2	397.9	411.5

Other Costs and Expenses
Maintenance expense	46.3	43.3	140.4	125.3
Marine operating expenses	27.7	21.8	59.2	45.9
Other operating expenses	10.6	11.8	32.7	34.2
Selling, general and administrative	38.0	38.7	119.4	114.9
(Reversal) provision for possible losses	(4.7)	.3	(9.7)	10.1
Asset impairment charges	.3	8.8	1.4	22.6
Fair value adjustments for derivatives	.8	.2	.1	2.6

Total Other Costs and Expenses	119.0	124.9	343.5	355.6

Income from Continuing Operations before Income Taxes	73.1	33.5	131.1	63.8
Income Taxes	24.9	12.2	43.5	24.1

Income from Continuing Operations	48.2	21.3	87.6	39.7

Discontinued Operations
Operating results, net of taxes	(.2)	1.4	18.5	9.6
Loss on sale of segment, net of taxes	(7.3)	—	(7.7)	—

Total Discontinued Operations	(7.5)	1.4	10.8	9.6

Net Income	$40.7	$22.7	$98.4	$49.3

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In Millions, Except Per Share Data)
(Continued)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Per Share Data
Basic:
Income from continuing operations	$.98	$.43	$1.78	$.80
Income from discontinued operations	(.16)	.03	.22	.20

Total	$.82	$.46	$2.00	$1.00

Average number of common shares (in thousands)	49,361	49,106	49,308	49,082
Diluted:
Income from continuing operations	$.92	$.43	$1.72	$.80
Income from discontinued operations	(.14)	.03	.20	.20

Total	$.78	$.46	$1.92	$1.00

Average number of common shares and common share equivalents (in thousands)	54,923	54,358	54,784	49,195
Dividends declared per common share	$.20	$.32	$.60	$.96

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In Millions)

	September 30	December 31
	2004	2003
Assets

Cash and Cash Equivalents	$143.2	$211.5
Restricted Cash	57.9	60.9

Receivables
Rent and other receivables	122.9	91.6
Finance leases	272.8	289.2
Loans	105.5	183.5
Less – allowance for possible losses	(27.8)	(45.6)

	473.4	518.7

Operating Lease Assets, Facilities and Other
Railcars and service facilities	3,554.2	3,374.6
Operating lease investments and other	1,953.8	1,804.2
Less – allowance for depreciation	(1,825.0)	(1,831.5)

	3,683.0	3,347.3
Progress payments for aircraft and other equipment	19.5	53.6

	3,702.5	3,400.9

Investments in Affiliated Companies	800.7	847.6
Recoverable Income Taxes	—	53.8
Goodwill, Net	87.0	87.2
Other Investments	72.8	101.6
Other Assets	251.8	238.3
Assets of Discontinued Operations	58.9	560.1

	$5,648.2	$6,080.6

Liabilities and Shareholders’ Equity

Accounts Payable and Accrued Expenses	$371.0	$354.8
Debt
Short-term	11.4	15.9
Long-term:
Recourse	3,113.5	3,255.9
Nonrecourse	94.9	99.3
Capital lease obligations	96.7	122.4

	3,316.5	3,493.5

Deferred Income Taxes	698.9	671.7
Other Liabilities	278.9	325.4
Liabilities of Discontinued Operations	—	346.3

Total Liabilities	4,665.3	5,191.7

Total Shareholders’ Equity	982.9	888.9

	$5,648.2	$6,080.6

GATX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In Millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2004	2003	2004	2003
Operating Activities
Net income, including discontinued operations	$40.7	$22.7	$98.4	$49.3
Adjustments to reconcile net income to net cash provided by operating activities:
Realized gains on remarketing of leased equipment	(4.9)	(5.3)	(30.8)	(26.1)
Gain on sale of securities	(.2)	(5.8)	(3.4)	(6.3)
Pretax loss on sale of segment	12.1	—	12.7	—
Depreciation	52.5	81.6	185.1	246.1
(Reversal) provision for possible losses	(4.5)	.4	(9.6)	8.8
Asset impairment charges	.3	9.5	3.7	25.6
Deferred income taxes	15.0	36.8	29.5	53.0
Share of affiliates’ earnings, net of dividends	(13.6)	(14.6)	(34.2)	(45.6)
Increase in insurance recoveries receivable	(45.0)	—	(45.0)	—
Decrease (increase) in recoverable income taxes	3.7	(27.0)	61.7	64.3
Net decrease in operating lease payable	(15.0)	(16.0)	(26.5)	(18.6)
Other	(3.3)	(18.7)	(41.0)	(31.0)

Net cash provided by operating activities	37.8	63.6	200.6	319.5

Investing Activities
Additions to equipment on lease, net of nonrecourse financing for leveraged leases, operating lease assets and facilities	(145.7)	(124.8)	(597.3)	(463.9)
Loans extended	(.3)	(10.9)	(14.2)	(48.6)
Investments in affiliated companies	—	(4.8)	(3.1)	(49.0)
Progress payments	(.4)	(3.5)	(2.0)	(26.1)
Other investments	(1.3)	(1.0)	(28.8)	(25.2)

Portfolio investments and capital additions	(147.7)	(145.0)	(645.4)	(612.8)
Portfolio proceeds	67.3	183.4	389.4	573.8
Proceeds from other asset sales	3.8	4.3	24.7	19.1
Net proceeds from sale of segment	—	—	214.7	—
Net decrease (increase) in restricted cash	2.2	1.1	3.0	(76.1)
Effect of exchange rate changes on restricted cash	—	—	—	17.7

Net cash (used in) provided by investing activities	(74.4)	43.8	(13.6)	(78.3)

Financing Activities
Net proceeds from issuance of long-term debt	42.0	241.5	202.5	574.5
Repayment of long-term debt	(66.6)	(410.0)	(404.9)	(846.7)
Net increase (decrease) in short-term debt	2.8	8.3	(2.1)	16.8
Net decrease in capital lease obligations	(9.5)	(5.2)	(25.7)	(20.0)
Issuance of common stock and other	2.2	1.1	3.3	1.7
Cash dividends	(9.8)	(15.7)	(29.5)	(47.1)

Net cash used in financing activities	(38.9)	(180.0)	(256.4)	(320.8)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	1.8	(2.1)	1.1	.6

Net Decrease in Cash and Cash Equivalents	$(73.7)	$(74.7)	$(68.3)	$(79.0)

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2004
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$167.5	$25.8	$6.9	$—	$—	$200.2
Marine operating revenue	—	—	—	36.2	—	36.2
Interest income	—	—	2.9	—	—	2.9
Asset remarketing income	.7	3.2	1.2	—	—	5.1
Gain on sale of securities	—	—	.2	—	—	.2
Fees	.8	2.2	2.7	—	—	5.7
Other	12.0	.4	1.3	46.2	—	59.9

Revenues	181.0	31.6	15.2	82.4	—	310.2
Share of affiliates’ earnings	3.1	8.3	5.8	—	—	17.2

Total Gross Income	184.1	39.9	21.0	82.4	—	327.4

Ownership Costs
Depreciation	30.1	15.1	1.1	2.5	—	48.8
Interest, net	20.4	10.6	6.2	4.3	—	41.5
Operating lease expense	43.4	.9	1.0	(.3)	—	45.0

Total Ownership Costs	93.9	26.6	8.3	6.5	—	135.3

Other Costs and Expenses
Maintenance expense	45.8	.3	.2	—	—	46.3
Marine operating expenses	—	—	—	27.7	—	27.7
Other operating expenses	8.7	.6	1.3	—	—	10.6
Selling, general and administrative	17.7	5.3	2.1	12.9	—	38.0
Reversal of provision for possible losses	(1.0)	(.1)	(2.9)	(.7)	—	(4.7)
Asset impairment charges	—	—	.3	—	—	.3
Fair value adjustments for derivatives	—	—	.8	—	—	.8

Total Other Costs and Expenses	71.2	6.1	1.8	39.9	—	119.0

Income from Continuing Operations before Income Taxes	19.0	7.2	10.9	36.0	—	73.1
Income Taxes	5.8	2.2	4.5	12.4	—	24.9

Income from Continuing Operations	13.2	5.0	6.4	23.6	—	48.2

Discontinued Operations
Operations, net of taxes	—	—	—	—	(.2)	(.2)
Loss on sale of Segment, net of taxes	—	—	—	—	(7.3)	(7.3)

Total Discontinued Operations	—	—	—	—	(7.5)	(7.5)

Net Income (Loss)	$13.2	$5.0	$6.4	$23.6	$(7.5)	$40.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Three Months Ended September 30, 2003
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Corporation
Gross Income
Lease income	$159.9	$22.9	$10.2	$—	$—	$193.0
Marine operating revenue	—	—	—	27.3	—	27.3
Interest income	—	.1	9.0	(.1)	—	9.0
Asset remarketing income	(.2)	.2	6.5	—	—	6.5
Gain on sale of securities	—	—	5.8	—	—	5.8
Fees	.9	2.0	.8	—	—	3.7
Other	11.8	5.4	.5	12.9	—	30.6

Revenues	172.4	30.6	32.8	40.1	—	275.9
Share of affiliates’ earnings	4.0	7.5	5.2	—	—	16.7

Total Gross Income	176.4	38.1	38.0	40.1	—	292.6

Ownership Costs
Depreciation	28.5	14.0	2.5	1.9	—	46.9
Interest, net	15.2	10.0	10.6	6.4	—	42.2
Operating lease expense	43.1	.9	1.1	—	—	45.1

Total Ownership Costs	86.8	24.9	14.2	8.3	—	134.2

Other Costs and Expenses
Maintenance expense	42.8	.2	.3	—	—	43.3
Marine operating expenses	—	—	—	21.8	—	21.8
Other operating expenses	8.6	.3	1.8	1.1	—	11.8
Selling, general and administrative	16.5	3.9	3.7	14.6	—	38.7
(Reversal) provision for possible losses	(1.5)	(.1)	2.0	(.1)	—	.3
Asset impairment charges	—	5.2	—	3.6	—	8.8
Fair value adjustments for derivatives	—	—	.2	—	—	.2

Total Other Costs and Expenses	66.4	9.5	8.0	41.0	—	124.9

Income (Loss) from Continuing Operations before Income Taxes	23.2	3.7	15.8	(9.2)	—	33.5
Income Tax Provision (Benefit)	8.0	.3	6.8	(2.9)	—	12.2

Income (Loss) from Continuing Operations	15.2	3.4	9.0	(6.3)	—	21.3
Discontinued Operations
Operating results, net of taxes	—	—	—	—	1.4	1.4
Gain on sale of portion of segment, net of taxes	—	—	—	—	—	—

Total Discontinued Operations	—	—	—	—	1.4	1.4

Net Income (Loss)	$15.2	$3.4	$9.0	$(6.3)	$1.4	$22.7

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2004
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$491.2	$71.1	$21.6	$—	$—	$583.9
Marine operating revenue	—	—	—	76.2	—	76.2
Interest income	—	.2	15.1	—	—	15.3
Asset remarketing income	6.8	3.6	21.8	—	—	32.2
Gain on sale of securities	—	—	3.4	—	—	3.4
Fees	2.2	7.3	4.4	—	—	13.9
Other	42.6	1.7	2.5	49.6	—	96.4

Revenues	542.8	83.9	68.8	125.8	—	821.3
Share of affiliates’ earnings	12.9	23.9	14.4	—	—	51.2

Total Gross Income	555.7	107.8	83.2	125.8	—	872.5

Ownership Costs
Depreciation	91.1	43.4	3.2	4.5	—	142.2
Interest, net	55.3	28.9	20.3	15.4	—	119.9
Operating lease expense	130.1	2.9	3.1	(.3)	—	135.8

Total Ownership Costs	276.5	75.2	26.6	19.6	—	397.9

Other Costs and Expenses
Maintenance expense	138.0	1.6	.8	—	—	140.4
Marine operating expenses	—	—	—	59.2	—	59.2
Other operating expenses	27.4	1.4	3.9	—	—	32.7
Selling, general and administrative	51.1	15.8	7.2	45.3	—	119.4
Reversal of provision for possible losses	(.8)	(.5)	(7.7)	(.7)	—	(9.7)
Asset impairment charges	—	—	1.1	.3	—	1.4
Fair value adjustments for derivatives	—	—	.1	—	—	.1

Total Other Costs and Expenses	215.7	18.3	5.4	104.1	—	343.5

Income from Continuing Operations before Income Taxes	63.5	14.3	51.2	2.1	—	131.1
Income Taxes	18.9	4.7	19.8	.1	—	43.5

Income from Continuing Operations	44.6	9.6	31.4	2.0	—	87.6

Discontinued Operations
Operations, net of taxes	—	—	—	—	18.5	18.5
Loss on sale of segment, net of taxes	—	—	—	—	(7.7)	(7.7)

Total Discontinued Operations	—	—	—	—	10.8	10.8

Net Income	$44.6	$9.6	$31.4	$2.0	$10.8	$98.4

GATX CORPORATION AND SUBSIDIARIES
SEGMENT DATA (UNAUDITED)
Nine Months Ended September 30, 2003
(In Millions)

					Discontinued	GATX
	Rail	Air	Specialty	Other	Operations	Consolidated
Gross Income
Lease income	$475.6	$67.5	$34.1	$—	$—	$577.2
Marine operating revenue	—	—	—	57.0	—	57.0
Interest income	—	(.1)	30.7	—	—	30.6
Asset remarketing income	4.4	.6	18.9	—	—	23.9
Gain on sale of securities	—	—	6.3	—	—	6.3
Fees	2.7	5.7	5.8	—	—	14.2
Other	35.3	7.7	5.9	17.2	—	66.1

Revenues	518.0	81.4	101.7	74.2	—	775.3
Share of affiliates’ earnings	8.7	26.1	20.8	—	—	55.6

Total Gross Income	526.7	107.5	122.5	74.2	—	830.9

Ownership Costs
Depreciation	86.5	41.0	7.9	4.2	—	139.6
Interest, net	49.1	31.0	34.3	20.2	—	134.6
Operating lease expense	130.6	2.9	3.4	0.4	—	137.3

Total Ownership Costs	266.2	74.9	45.6	24.8	—	411.5

Other Costs and Expenses
Maintenance expense	123.0	1.5	.8	—	—	125.3
Marine operating expenses	—	—	—	45.9	—	45.9
Other operating expenses	26.6	.5	6.0	1.1	—	34.2
Selling, general and administrative	48.7	12.2	13.8	40.2	—	114.9
(Reversal) provision for possible losses	(1.7)	9.7	.4	1.7	—	10.1
Asset impairment charges	—	7.1	9.1	6.4	—	22.6
Fair value adjustments for derivatives	.1	—	2.5	—	—	2.6

Total Other Costs and Expenses	196.7	31.0	32.6	95.3	—	355.6

Income (Loss) from Continuing Operations before Income Taxes	63.8	1.6	44.3	(45.9)	—	63.8
Income Tax Provision (Benefit)	22.8	.6	17.6	(16.9)	—	24.1

Income (Loss) from Continuing Operations	41.0	1.0	26.7	(29.0)	—	39.7

Discontinued Operations
Operating results, net of taxes	—	—	—	—	9.6	9.6
Gain on sale of portion of segment, net of taxes	—	—	—	—	—	—

Total Discontinued Operations	—	—	—	—	9.6	9.6

Net Income (Loss)	$41.0	$1.0	$26.7	$(29.0)	$9.6	$49.3

GATX CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(In Millions, Except Railcar Data)

	Quarter Ending		Quarter Ending
	9/30/2004	12/31/2003	9/30/2003
Total Continuing Assets, Excluding Cash (a)	$6,613.8	$6,531.3	$6,479.3

Net (Recoveries) Charge-Offs and Asset Impairments and Write-Downs	(.6)		11.8
Net Charge-Offs/Impairments/Write-Downs as a Percentage of Average Total Assets (Annualized)	N/A		.7%

Non-performing Investments	58.6	76.1	135.1
Capital Structure
Short-term Debt, Net of Unrestricted Cash	(131.8)	(195.6)	(119.9)
Long-term Debt:
On Balance Sheet
Recourse	3,113.5	3,255.9	3,208.6
Nonrecourse	94.9	99.3	150.8

Off Balance Sheet
Recourse	918.3	970.2	971.2
Nonrecourse	307.3	313.0	317.0

Capital Lease Obligations	96.7	122.4	123.7

Total Net Debt Obligations	4,398.9	4,565.2	4,651.4
Total Recourse Debt	3,996.7	4,152.9	4,183.6
Shareholders’ Equity and Allowance for Losses	1,010.7	934.5	877.3
Recourse Leverage	4.0	4.4	4.8

Asset Remarketing Income
Disposition gains on owned assets	3.3		4.3
Residual sharing fees	1.8		2.2

	5.1		6.5
Railcar Data		Full Year 2003
North American Fleet Utilization	97%	93%	93%

Beginning Fleet Size	106,360	107,150	105,066
Additions	1,008	2,388	288
Scrapped/Sold	(374)	(4,290)	(861)

Ending Fleet Size	106,994	105,248	104,493

(a) Includes Off Balance Sheet Assets